UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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SpartanNash Company
(Name of Registrant as Specified in Its Charter)

MACELLUM HUDSON FUND, LP

MACELLUM HOME FUND, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

ANCORA CATALYST, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA ALTERNATIVES LLC

AnCORA HOLDINGS GROUP, LLC

Fredrick DiSanto

John E. Fleming

Michael J. Lewis

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Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”) and Ancora Holdings Group, LLC, an Ohio limited liability company (“Ancora Holdings”), together with the other participants named herein (collectively, the “Investor Group”), have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of SpartanNash Company, a Michigan corporation (the “Company”).

On May 31, 2022, the Investor Group issued the following press release

ISS Recommends SpartanNash Shareholders Vote for Boardroom Change on Macellum and Ancora’s BLUE Proxy Card

A Leading Independent Proxy Advisory Firm Concludes Investor Group Made a Compelling Case for Change and Supports Election of Nominees Michael Lewis and John Fleming

ISS Notes “One Might Argue That Both Industry Experience and a Shareholder Mentality are Needed Here, Which is What The Dissident has Offered”

Investor Group Urges Fellow Shareholders to Elect Full Three-Member Slate, Including Shareholder and Retail Sector Expert Jonathan Duskin

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC and Ancora Holdings Group, LLC (together with their affiliates, the “Investor Group” or “we”), who beneficially own approximately 4.5% of the outstanding common shares of SpartanNash Company (NYSE: SPTN) (“SpartanNash” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended the Company’s shareholders vote for boardroom change on the BLUE proxy card. In particular, ISS recommends the addition of two of the Investor Group’s nominees – Michael Lewis and John Fleming – to SpartanNash’s Board of Directors (the "Board").

Jonathan Duskin, Managing Partner of Macellum, and Fredrick D. DiSanto, Chairman and Chief Executive Officer of Ancora, commented:

"We are pleased that ISS has endorsed our case for change at SpartanNash and recommended shareholders vote on the BLUE proxy card to elect two of our highly qualified, independent director candidates to the Company’s nine-member Board. In our view, ISS’ recommendation validates our thesis that the current Board lacks the operational knowhow, industry expertise and shareholder perspective required to unlock the Company’s full potential. It is particularly notable that ISS affirmed our view that leadership's reactionary three-year plan includes targets that are meager and fall short of what shareholders deserve over the long run. Indeed, shareholders have already suffered through years of financial and operational underperformance.

In evaluating the level of change required to preserve and enhance value going forward, we urge fellow shareholders to also vote for the shareholder representative on our slate. ISS noted “[o]ne might argue that both industry experience and a shareholder mentality are needed here, which is what the dissident has offered.” The reality is the Company's boardroom has lacked meaningful ownership perspectives for far too many years. Macellum intends to be a long-term owner and one of our principals would introduce a constructive shareholder mindset to the Board."

In its full report, ISS affirmed the Investor Group’s case for change at SpartanNash:1

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

Overall Campaign and Nominee Qualifications

•	“The dissident has made a compelling case that the board would benefit from new members willing to look outward as well, and who have the ambition to achieve operational results on par with the company's peers.”

•	“Dissident nominee Michael Lewis, who has distribution experience at Walmart and grocery retail experience at company predecessor Nash Finch, can help the board increase its focus and improve the company's operational competitiveness.”

•	“Dissident nominee John Fleming, who also has extensive senior experience at Walmart, including in the grocery space, appears to have the ambition to improve the company's operations, and can also assist in strengthening the robustness of new voices on the board.”

Financial and Operational Underperformance

•	“Since the 2013 merger, the company's adjusted EBITDA growth and margins have been anemic and lag well behind peers in the two businesses in which the company is engaged—food distribution and grocery retailing.”

•	“The company's adjusted EBITDA margins for its retail and distribution businesses trail those of their respective peers in every annual period from 2014 through 2021.”

•	“Adjusted EBITDA earned by the company's retail business grew by 14.1 percent from 2014 through 2021, compared to the median growth rate of 77.4 percent for its peers over that same period, a gap of 63.3 percentage points.”

•	“The company's food distribution business' adjusted EBITDA declined by 21.2 percent over the period 2014- 2021, while that of its comparator peer UNFI grew by 160.0 percent over that same period, a discrepancy of 181.3 percentage points.”

•	“Unfortunately, the company's 2025 target margin still represents a marked underperformance to peers.”

•	“Shareholders may find this margin target oddly unambitious compared to peers.”

•	“There is no obvious structural reason that the company's businesses should have margins and growth markedly lower than those of its peers […]. As a result, it is difficult to escape the conclusion that the company has managed its businesses less well than its peers.”

Governance and Shareholder Engagement Issues

•	“As four of the nine-member board's membership post-refreshment date to before the 2013 merger, continued refreshment should remain a priority for the board.”

•	“[…] it is hard not to be struck by how some aspects of the board's functioning are self-referential […]”

•	“The directors recruited for the recent round of refreshment lack grocery retail and food distribution experience, two areas critical to improving the company's operational performance.”

•	“The company's benchmarking of its performance is also inward-facing—its 2025 targets refer to the company's past results, and seem unmoored to peer performance.”

•	“A key aspect of shareholder communications is earnings guidance. The company failed to meet its earnings guidance, given early each fiscal year, for each of the years 2017-2019 […]”

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all shareholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management and retirement plan services to individuals and institutions across the United States. The firm's comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Contacts

For Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
info@saratogaproxy.com

For Media:

Longacre Square Partners
Greg Marose / Casie Connolly, 646-386-0091
macellum@longacresquare.com